CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Integrity Funds:

We consent to the use of our report dated February 21, 2012, with respect to the financial statements and financial highlights of Oppenheimer Core Bond Fund (a series of Oppenheimer Integrity Fund), incorporated by reference herein the registration statement of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund.

KPMG LLP

Denver, Colorado
May 24, 2012